Exhibit 99.1

World Acceptance Corporation Reports Second Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--November 3, 2016--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2016.

Net income for the second quarter decreased 19.3% to $15.5 million compared to $19.2 million for the same quarter of the prior year. Net income per diluted share decreased 20.7% to $1.76 in the second quarter of fiscal 2017 compared to $2.22 in the prior year quarter.

Total revenues decreased to $129.3 million for the second quarter of fiscal 2017, a 5.2% decrease from the $136.4 million reported for the second quarter last year. Revenues from the 1,279 offices open throughout both quarterly periods decreased by 3.8%. Interest and fee income decreased 5.6%, from $124.0 million to $117.0 million in the second quarter of fiscal 2017 due primarily to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 1.3% to $12.3 million in the second quarter of fiscal 2017 compared with $12.4 million in the second quarter of fiscal 2016. The decrease was related to a $1.2 million decrease in insurance revenue offset by a $1.0 million increase in other income compared with the second quarter of fiscal 2016. Other income was negatively impacted in the prior year quarter by a buyback of charged-off accounts sold in the fourth quarter of fiscal 2015. The buyback resulted in a $1.5 million net loss during the second quarter of fiscal 2016.

Accounts in the US that were 61 days or more past due increased to 5.3% on a recency basis and to 7.0% on a contractual basis at September 30, 2016, compared to 4.8% and 6.5%, respectively, at September 30, 2015. On a consolidated basis, accounts that were 61 days or more past due increased to 5.5% on a recency basis and to 7.7% on a contractual basis at September 30, 2016, compared to 5.0% and 7.0%, respectively, at September 30, 2015. As a result of the higher delinquencies, our allowance to net loans increased from 9.5% at September 30, 2015, to 9.7% at September 30, 2016.

As previously disclosed, the Company ceased all in-person visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher than normal delinquencies in January and February as well as higher than normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. We continue to see elevated net charge-offs and delinquencies, however, the provision for the quarter decreased $1.7 million quarter over quarter. This is primarily due to the Company recording an additional $5.0 million provision during the second quarter of fiscal 2016. This was off-set by an increase in net charge-offs and a larger increase in accounts 90 days past due quarter over quarter. Net charge-offs as a percentage of average net loans on an annualized basis increased from 13.6% to 15.6% when comparing the two quarters. The prior year net charge-off rate benefited from one monthly sale of accounts previously charged-off totaling approximately $0.3 million. Consolidated net charge-offs excluding the impact of the charge-off sale were up $2.1 million when comparing the two fiscal quarters. Accounts 90 days past due in the US, which are fully reserved, increased by $1.3 million in the current quarter versus the same quarter last year.

General and administrative expenses amounted to $63.5 million in the second fiscal quarter, compared to $63.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 46.5% during the second quarter of fiscal 2016 to 49.1% during the current quarter. G&A expenses per average open office increased by 1.3% when comparing the two fiscal quarters.

Personnel expenses increased $1.0 million when comparing the two quarters. The prior year quarter benefited from the release of expense previously accrued under the Group B performance based restricted stock awards. The release in the prior quarter resulted in a decrease in personnel expense of approximately $2.6 million. Personnel expense in the prior year quarter also benefited from the release of accruals related to the retirement of the previous CEO. The impact of the reversal on the prior year was $1.5 million. Excluding the impact of the prior year reversals, personnel expense decreased $3.1 million, or 7.2% quarter over quarter. Occupancy expense decreased $1.4 million quarter over quarter. This is primarily related to a $1.3 million loss taken in the prior year quarter as a result of the sale of the corporate jet. The Company’s advertising expense increased $700,000 from prior year quarter as the Company shifted its marketing spend from the first quarter to the second quarter.

Interest expense for the quarter ended September 30, 2016, decreased by $1.8 million, or 24.1% from the corresponding quarter of the previous year. The decrease in interest expense is due to a 26.1% decrease in the average debt outstanding, from $493.9 million to $365.0 million for the quarters ended September 30, 2015, and 2016, respectively. The Company’s debt to equity ratio decreased from 1.4:1 at September 30, 2015, to 0.9:1 at September 30, 2016.

The Company’s second quarter effective income tax rate increased to 36.6% compared with 31.8% in the prior year’s second quarter. The increase was primarily due to the decrease in reserves related to an initial state ruling in favor of the Company and state refund claims in the prior year’s quarter.

Gross loans decreased to $1.10 billion as of September 30, 2016, a 5.8% decrease from the $1.16 billion of loans outstanding as of September 30, 2015. Gross loans in the US decreased 7.0%. Gross loans in Mexico increased 7.7% in US dollars. However, gross loans in Mexico increased 23.0% in Mexican pesos. The shift in the mix of our loan portfolio leveled off over the past 12 months and at September 30, 2016, consisted of 61.2% small loans, 38.7% larger loans and 0.1% sales finance. This compares to 60.8%, 38.8% and 0.4% at September 30, 2015. Additionally, the overall 5.8% decrease in loan balances resulted from a 3.9% decrease in the number of accounts outstanding and a 1.9% decrease in average balances outstanding. The number of loans to first time and former borrowers was approximately 157,000 during the current quarter, which is up 4.5% compared to the same quarter of the prior fiscal year.

We remain optimistic about our Mexican operations. We have approximately 155,000 accounts and approximately $103.5 million in gross loans outstanding in Mexico. Net charge-offs as a percent of average net loans decreased from 11.2% in fiscal 2016 to 10.5% during the current fiscal year. Additionally, our 61+ day delinquencies were 7.4% and 13.6% on a recency and contractual basis, respectively, as of September 30, 2016, a change from 7.1% and 13.5%, respectively, as of September 30, 2015.

Other key return ratios for the second quarter included a 9.0% return on average assets and a return on average equity of 19.6% (both on a trailing 12-month basis).

Six-Month Results

For the first six-months of the fiscal year, net income decreased 25.0% to $32.1 million compared with $42.8 million for the six-months ended September 30, 2015. Fully diluted net income per share decreased 25.9% to $3.65 in the first six months of fiscal 2017 compared with $4.93 for the first six-months of fiscal 2016.

Total revenues for the first six-months of fiscal 2017 declined 6.3% to $256.3 million compared with a revised $273.6 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 12.8% during the first six-months of fiscal 2016 to 15.3% for the first six-months of fiscal 2017.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,322 offices in 15 states and Mexico.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/17328. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand (CID) or the notice and opportunity to respond and advise (NORA) letter from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest & fees	$116,980	123,964	231,024	246,803
Insurance & other	12,289	12,447	25,325	26,834
Total revenues	129,269	136,411	256,349	273,637
Expenses:
Provision for loan losses	35,871	37,557	67,885	63,785
General and administrative expenses
Personnel	40,401	39,445	82,396	82,664
Occupancy & equipment	10,631	12,030	21,133	22,423
Advertising	4,093	3,411	6,444	6,580
Intangible amortization	164	136	274	276
Other	8,167	8,414	16,157	19,061
	63,456	63,436	126,404	131,004
Interest expense	5,519	7,269	11,105	12,741
Total expenses	104,846	108,262	205,394	207,530
Income before taxes	24,423	28,149	50,955	66,107
Income taxes	8,932	8,963	18,845	23,288
Net income	$15,491	19,186	32,110	42,819
Diluted earnings per share	$1.76	2.22	3.65	4.93
Diluted weighted average shares outstanding	8,805	8,649	8,787	8,680

Consolidated Balance Sheets
(unaudited and in thousands)

		September 30,	March 31,	September 30,
		2016	2016	2015
ASSETS
Cash		$16,255	12,377	12,558
Gross loans receivable		1,095,577	1,066,964	1,162,836
Less: Unearned interest & fees		(305,080)	(290,659)	(318,478)
Allowance for loan losses		(76,421)	(69,566)	(80,318)
Loans receivable, net		714,076	706,739	764,040
Property and equipment, net		23,898	25,297	23,349
Deferred income taxes, net		41,891	38,131	38,518
Goodwill		6,067	6,121	6,121
Intangibles, net		2,697	2,917	3,169
Other assets, net		12,514	14,637	15,825
		$817,398	806,219	863,580

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		360,586	374,685	489,585
Income tax payable		10,114	8,259	1,336
Accounts payable and accrued expenses		28,882	31,374	25,820
Total liabilities		399,582	414,318	516,741
Shareholders' equity		417,816	391,901	346,839
		$817,398	806,219	863,580

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Expenses as a percent of total revenues:
Provision for loan losses	27.7%	27.5%	26.5%	23.3%
General and administrative expenses	49.1%	46.5%	49.3%	47.9%
Interest expense	4.3%	5.3%	4.3%	4.7%

Average gross loans receivable	$1,098,722	$1,160,364	$1,086,278	$1,142,983

Average net loans receivable	$792,684	$842,043	$785,474	$831,536

Loan volume	$617,746	$666,534	$1,265,875	$1,364,775

Net charge-offs as percent of average loans	15.6%	13.6%	15.3%	12.8%

Return on average assets (trailing 12 months)	9.0%	12.4%	9.0%	12.4%

Return on average equity (trailing 12 months)	19.6%	34.2%	19.6%	34.2%

Offices opened (closed) during the period, net	(2)	15	(17)	26

Offices open at end of period	1,322	1,346	1,322	1,346

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer